Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
OFFICE ADDRESS	Parnassusweg 300
1081 LC AMSTERDAM
Blaak 31
3011 GAROTTERDAM
The Netherlands

INTERNET	www.loyensloeff.com

To: the Company

RE	Dutch law legal opinion – Terra Innovatum Global N.V.

REFERENCE	61759529

DATE	29 June 2026

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company in connection with the Registration Statement.

2	DEFINITIONS

2.1	Capitalised terms used but not defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Board means the board of directors of the Company.

Company means Terra Innovatum Global N.V., a public limited liability company (naamloze vennootschap) under Dutch law, registered with the Dutch trade register under number 98523554.

Excerpt means the document listed in paragraph 1.1.1 of Schedule 1.

Exchange Agent means Continental Stock Transfer & Trust Company.

General Meeting means the general meeting of shareholders of the Company.

GSR III means GSR III Acquisition Corp., an exempted company under the laws of the Cayman Islands.

Merger means the merger of GSR III with GSR III Cayman Merger Sub, an exempted company under the laws of the Cayman Islands, having its registered office address at Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1 - 1106.

Registered Shares means the 12,555,139 ordinary shares in the capital of the Company, having a nominal value of EUR 0.01 each.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the trade register of the Chamber of Commerce in the Netherlands under number 24370566.

AMSTERDAM     ●     BRUSSELS     ●     LONDON     ●     LUXEMBOURG     ●     NEW YORK     ●     PARIS     ●     ROTTERDAM     ●     ZURICH

Registration means the registration of the Registered Shares with the SEC under the Securities Act.

Reviewed Documents means any document listed in Schedule 1 (Reviewed documents).

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Share Conversion means the mandatory conversion of 4,020 preferred shares in the capital of the Company, having a nominal value of EUR 100.00 each, numbered P-2,177 up to and including P-4,352, P-5,441 up to and including P-6,528, P-6,889 up to and including P-7,248, P-7,569 up to and including P-7,912, P-7,937 up to and including P-7,956, P-7,977 up to and including P-7,980, P-7,985 up to and including P-7,988, P-7,993 up to and including P-7,996, P-8,009 up to and including P-8,016, P-8,025 up to and including P-8,032, P-8,035 up to and including P-8,036 and P-8,039 up to and including P-8,040 into 40,200,000 ordinary shares in the capital of the Company, having a nominal value of EUR 0.01 each, numbered 70,300,949 up to and including 110,500,948.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Reviewed Documents and the other documents listed in Schedule 1 (Reviewed Documents).

3.2	We have not reviewed and express no opinion on any document incorporated by reference or referred to in the Reviewed Documents other than the documents referred to in paragraph 3.1.

3.3	We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpt; and

(b)	an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Opinion Party is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws, equal treatment of shareholders and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Documents and on any representations, warranties or other information included in the Reviewed Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter and any non-contractual obligations arising out of or in relation to this opinion letter are governed by Dutch law.

4.5	This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Share capital

When issued, the Registered Shares will have been duly authorised and validly issued, and will be fully paid and non-assessable.

6	ADDRESSEES

6.1	This opinion letter is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration with the SEC.

6.2	We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,

Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.

Schedule 1

REVIEWED DOCUMENTS

1	ORGANISATIONAL DOCUMENTS

1.1	Constitutional documents

1.1.1	A certified excerpt of the registration of the Company in the Trade Register dated 29 June 2026.

1.1.2	The notarial deed of cross-border conversion and amendment of the Company’s articles of association dated 6 October 2025 (Deed of Conversion), pursuant to which the Company has been converted into a Dutch law public company with limited liability (naamloze vennootschap), including the articles of association (statuten) of the Company on 7 October 2025 (Articles).

1.1.3	A copy of the Company’s equity incentive plan entitled “Terra Innovatum Global N.V. 2025 Equity Incentive Plan”, adopted by the Board on 9 October 2025.

1.2	Issuance resolution and description

1.2.1	The minutes of the General Meeting adopted on 9 October 2025 at 23:50 CET, pursuant to which, among other things, the General Meeting resolved to issue ordinary shares in the capital of the Company and to exclude all pre-emptive rights in that regard.

1.2.2	The description as referred to in Section 2:94b paragraph 1 of the Dutch Civil Code, describing the contribution of all issued and outstanding shares in GSR Ill to the Company, dated 8 October 2025 (Description).

1.2.3	An auditor statement as referred to in Section 2:94b paragraph 2 in conjunction with Section 2:94a paragraph 2 of the Dutch Civil Code issued in relation to the Description by Forvis Mazars on 8 October 2025.

1.2.4	The minutes of the General Meeting adopted on 9 October 2025 at 23:45 CET, pursuant to which, among other things, the General Meeting resolved to designate the Board as the corporate body authorized to issue ordinary shares in the capital of the Company and to limit and/or exclude preemptive rights.

1.2.5	A draft of the resolution of the Board, pursuant to which, among other things, the Board will resolve to issue ordinary shares in the capital of the Company and to exclude all pre-emptive rights in that regard, as attached as Annex I to this opinion letter (Draft Board Resolution).

1.3	Deeds of issuance

1.3.1	The private deed of issuance of shares in the capital of the Company against a contribution in kind pursuant to which the Company issued 18,042,965 ordinary shares in the aggregate to the Exchange Agent in respect of the Merger dated 10 October 2025 (Deed of Issuance Merger).

1.3.2	The private deed of issuance of shares in the capital of the Company pursuant to which the Company issued 3,683,500 ordinary shares in the aggregate to the Exchange Agent (Deed of Issuance PIPE).

1.3.3	The private deed of issuance of shares in the capital of the Company pursuant to which the Company issued 851,483 ordinary shares in the aggregate to the Exchange Agent (Deed of Issuance Bridge).

1.3.4	The private deed of issuance of shares in the capital of the Company pursuant to which the Company issued 223,000 ordinary shares and 40 preferred shares in the aggregate to the Exchange Agent dated 10 October 2025 (Deed of Issuance Moonshot Partners).

1.4	A draft of the private deed of issuance of shares in the capital of the Company pursuant to which the Company will issue ordinary shares to the Exchange Agent upon the exercise of certain award agreements, as attached as Annex II to this opinion letter (Deed of Issuance Shares).

1.5	The board statement dated 15 June 2026 confirming the issued and outstanding share capital of the Company.

1.6	Conversion request and confirmation

1.6.1	The share conversion request and confirmation dated 13 November 2025 issued by the Board in accordance with the Articles, pursuant to which the Share Conversion has been effectuated (Share Conversion Confirmation).

1.6.2	The ratification statement dated 7 December 2025 regarding the numbering of shares in connection with the Share Conversion.

1.7	Business Combination Agreement

The business combination agreement entered into on 21 April 2025 by and among GSR III and Terra lnnovatum s.r.l., and such other parties that will sign joinders to this business combination agreement, as amended from time to time or completely readopted, pertaining to, inter alia, the contemplated admission to listing and trading of shares in the capital of the Company on the NASDAQ Stock Market.

2	MISCELLANEOUS

2.1	Registration statement

The registration statement on form S-8 in relation to the Registration filed or to be filed with the SEC on or about the date of this opinion letter in the form reviewed by us (excluding any documents incorporated by reference in it and any exhibits to it).

Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies conform to the originals.

1.2	All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

1.3	Each notarial deed (other than any executed by a Loyens & Loeft notary) is a valid notarial deed.

1.4	The draft Board Resolution will be validly executed by the Board substantially in the form of the draft attached to this opinion letter as Annex I.

1.5	The Board Resolution will (a) reflect the resolutions to be made by the Board, (b) be made with due observance of the Articles and any applicable regulations and (c) remain in full force and effect.

1.6	Prior to the execution of the Deed of Issuance Shares, the issuance of the Registered Shares will have been duly authorised by all requisite corporate action on the part of the Company.

1.7	The draft of the Deed of Issuance Shares will be validly executed by all parties substantially in the form of the draft attached to this opinion letter as Annex II.

2	Incorporation, existence and corporate power

2.1	The Company has been duly incorporated as a società a responsabilità limitata (limited liability company) under Italian law.

2.2	The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted (other than pursuant to the Deed of Conversion), terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code (although not constituting conclusive evidence thereof, this assumption is supported by the Checks and the Excerpt).

2.3	The Articles as included in the Deed of Conversion will be the articles of association (statuten) of the Company in force on the date the Draft Board Resolution is adopted.

3	Share capital

3.1	At the time of each issue of the Registered Shares:

(a)	the issue by the Company of any Registered Shares have been or will have been validly authorised; and

(b)	any pre-emption rights in respect of each issue of Registered Shares have been or will have been observed or validly excluded, all in accordance with the Articles, or any amendment thereto, at the time of authorisation or observance of exclusion.

3.2	The Company’s authorised share capital at the time of each issue of Registered Shares has been or will be sufficient to allow for such issue.

3.3	At the time of each issue of Registered Shares, the Registered Shares have been or will have been:

(a)	issued in accordance with the Deed of Issuance Shares and/or in the form and manner prescribed by the Articles at the time of issue; and

(b)	otherwise offered, issued and duly accepted by the subscriber thereof in accordance with the Deed of Issuance Shares and all applicable laws.

3.4	All steps for payment in respect of the Registered Shares have been or will have been fulfilled.

3.5	The Registered Shares have not been and will not be repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined.

Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a share in the capital of the Company will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such share.

ANNE XI

DRAFT BOARD RESOLUTION

ANNEX II

DRAFT DEED OF ISSUANCE SHARES